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Exhibit 21



1. Western Power & Equipment Corp.,



a Delaware corporation



2. ConnectSoft, Inc.,



a Washington corporation



3. Interglobe Networks, Inc.,



a Washington corporation



4. Seattle OnLine, Inc.,



a Washington corporation



5. TechStar Communications, Inc.



a Maryland corporation



6. Exodus Technologies, Inc.,



a Washington corporation



7. Attune Software, Inc.,



a Washington corporation